Exhibit 7.6

THIS SHARE PLEDGE AGREEMENT made this 30th day of January, 2023 B E T W E E N:

INTERNATIONAL STAR, INC., a corporation incorporated under the laws of the State of Nevada

(the “Pledgor”)

- and -

DANIEL RUBIN, an individual resident in the Province of Ontario

(“Daniel”)

- and -

ROBERT KLEIN, an individual resident in the Province of Ontario

(“Robert”)

- and -

MICHAEL LICKVER, an individual resident in the Province of Ontario

(“Michael”)

- and -

909663 ONTARIO LIMITED, a corporation incorporated under the laws of the Province of Ontario

(together with Daniel, Robert and Michael, the “Pledgees”)

WHEREAS:

(a)               the Pledgor previously has acquired 750,000 common shares in the capital of Budding Equity Inc. (the “Corporation”);

(b)               the Pledgees, the Pledgor and the Corporation have agreed that the Pledgees shall sell an additional 9,250,000 common shares of the Corporation (the “Pledged Shares”) to the Pledgor, which Shares represent all of their equity interests in the Corporation;

(c)               the payment of the purchase price for the Shares of the Pledgees, includes, without limitation, the payment, by a promissory note dated as of the date hereof (the “Promissory Note”), the sum of US$1,094,000, issued by the Pledgor to the Pledgees, a copy of which is attached hereto as Schedule “A”; and

(d)               in accordance with the terms of the Promissory Note, the Pledgor is obliged to pledge the Shares as security for the Secured Obligations (as that term is defined below);

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NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the mutual covenants and agreements herein contained, the sum of $2.00 and other good and valuable consideration (the receipt and sufficiency of which each of the parties hereto hereby acknowledges), the parties hereby agree as follows:

SECTION 1

GRANT OF SECURITY INTEREST

1.00 In accordance with the terms set forth below, the Shares shall secure the due and prompt payment and performance of the obligations under the Promissory Note, including the obligations to pay all principal, interest and other amounts owing to the Pledgees thereunder (collectively, the “Secured Obligations”), the Pledgor hereby pledges, assigns and grants to the Pledgees a first priority lien and security interest in the Pledged Shares and all proceeds and products of the Pledged Shares (collectively, the “Collateral”).

SECTION 2

ATTACHMENT

2.00 The parties intend that the security interest hereby granted to the Pledgees in the Collateral will attach upon the execution of this Agreement.

SECTION 3

PERFECTION AND FURTHERANCE OF SECURITY INTEREST

3.01 The Pledgor shall, from time to time, as may be required by the Pledgees with respect to all Collateral, promptly take all actions as may be reasonably requested by the Pledgees to perfect the security interest in the Collateral, at the sole cost and expense of the Pledgor. The Pledgor shall, at its own cost and expense, take reasonable steps to defend title to the Collateral and the first priority lien and security interest of the Pledgees therein against the claim of any person claiming against or through the Pledgor and to maintain and preserve such perfected first priority security interest for so long as this Agreement shall remain in effect. The Pledgor agrees that at any time and from time to time, at the expense of the Pledgor, the Pledgor will promptly execute and deliver all further instruments and documents, obtain such Agreements from third parties, and take all further action, that may be necessary, or that the Pledgees may reasonably request, in order to create and/or maintain the validity, perfection or priority of and protect any security interest granted or purported to be granted hereby or to enable the Pledgees to exercise and enforce its rights and remedies hereunder or under any other Agreement with respect to any Collateral.

3.02 The Pledgor hereby irrevocably authorizes the Pledgees at any time and from time to time to file in any relevant jurisdiction any financing statements and amendments thereto that contain the information required by Article 9 of the UCC of each applicable jurisdiction for the filing of any financing statement or amendment relating to the Collateral, without the signature of the Pledgor where permitted by law. The Pledgor agrees to provide all information required by the Pledgees pursuant to this Section 3.03 promptly to the Pledgees upon request. For purposes of this Agreement, “UCC” means the Uniform Commercial Code as in effect from time to time in the State of Nevada, United States, or, when the laws of any other state govern the method or manner of the perfection or enforcement of any security interest in any of the Collateral, the Uniform Commercial Code as in effect from time to time in such state.

SECTION 4

RIGHTS AS SHAREHOLDER

4.00 Unless and until a Default (defined below) occurs and is continuing the Pledgor shall remain the shareholder of record with respect to the Pledged Shares and shall retain all rights of ownership thereunder, including without limitation, the rights to vote said shares and to receive any dividends that may be declared thereon, and shall retain sole possession of the Pledged Shares. The Pledgees acknowledge and agree that they will not at any time take any steps to dispose of, encumber, deal with or take any action with respect to the Pledged Shares except as provided elsewhere in this Agreement.

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SECTION 5
DEFAULT

5.00 There shall be a default hereunder upon the occurrence of any one or more of the following events (“Default”):

(a)               an Event of Default (as such term is defined therein) under the Promissory Note, including if the Pledgor fails to make any payment to the Pledgees in respect of the Promissory Note as and when same becomes due, subject to any notice requirements or cure periods as provided for in the Note;

(b)               the Pledgor fails to perform or fulfil any of the obligations, covenants, terms and conditions contained in this Agreement and such default is not remedied within thirty (30) days of written notice thereof to the Pledgor; provided that with respect to an event referred to in Section 4.00(a), no additional notice or cure period shall apply if a notice requirement or cure period is provided for in the Note; or

(c)               any security or evidence of indebtedness granted by the Pledgor to other persons becomes enforceable and the secured party thereunder takes steps to enforce the same in accordance with the terms thereof provided that if such secured party waives default in writing or discontinues enforcement, this shall preclude the Pledgees from treating the same as default hereunder.

SECTION 6

REMEDIES UPON DEFAULT

6.00 In the event of any Default, Pledgees may, without any other notice to or demand upon the Pledgor, assert all rights and remedies of a secured party under the UCC or other applicable law, including, without limitation, the right to take possession of, hold, collect, sell, lease, deliver, grant options to purchase or otherwise retain, liquidate or dispose of all or any portion of the Collateral.

SECTION 7
PAYMENT

7.00 Upon payment and performance in full of the Secured Obligations, the security interest in the Collateral herein granted shall be fully and effectively discharged and the Pledgees, at the request and sole expense of the Pledgor, shall forthwith terminate all UCC financing statements and amendments thereto filed hereunder by or on behalf of Pledgees.

SECTION 8

REPRESENTATIONS AND WARRANTIES

8.00 The Pledgor hereby represents and warrants as follows and hereby acknowledges that the Pledgees are relying upon such representations and warranties:

8.01 That it is the holder of the Collateral with good and marketable title, free and clear of any mortgage, liens, charges, security interests, adverse claims, pledges, encumbrances and demands of any kind, and as such, has the exclusive right and full power to hypothecate and pledge the Collateral to the Pledgees free and clear of all mortgages, liens, charges, security interests, adverse claims, pledges, encumbrances and demands whatsoever.

8.02 There is not pending any suit, action or other legal proceeding of any sort either to restrain or otherwise prevent in any manner the Pledgor from effectually and legally hypothecating and pledging the Collateral to the Pledgees free and clear of any and all claims, liens, security interests and encumbrances or any suit, action or proceeding the effect of which would be to cause a lien to attach to the Collateral or to divest title to the Collateral in any manner whatsoever.

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8.03 The pledge of the Collateral pursuant to this Agreement creates a valid and perfected first priority security interest in the Collateral, securing the payment and performance when due of the Secured Obligations.

8.04 It has full power, authority and legal right to pledge the Collateral pursuant to this Agreement.

8.05 This Agreement has been duly authorized, executed and delivered by the Pledgor and constitutes a legal, valid and binding obligation of the Pledgor enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and subject to equitable principles (regardless of whether enforcement is sought in equity or at law).

8.06 No authorization, approval, or other action by, and no notice to or filing with, any governmental authority, regulatory body or any other entity is required for the pledge by the Pledgor of the Collateral pursuant to this Agreement or for the execution and delivery of this agreement by the Pledgor or the performance by the Pledgor of its obligations hereunder.

8.07 The execution and delivery of this Agreement by the Pledgor and the performance by the Pledgor of its obligations hereunder, will not violate any provision of any applicable law or regulation or any order, judgment, writ, award or decree of any court, arbitrator or governmental authority, domestic or foreign, applicable to the Pledgor or any of its property, or the organizational or governing documents of the Pledgor or any agreement or instrument to which the Pledgor is party or by which it or its property is bound.

SECTION 9

COVENANTS BY THE PLEDGOR

9.01 The Pledgor hereby covenants and agrees that during the currency of this Agreement, without the prior written consent of the Pledgees, which consent shall not be unreasonably withheld or delayed, the Pledgor will not sell, transfer, convey, assign, pledge or otherwise encumber the Collateral other than as provided for herein.

9.02 The Pledgor covenants and agrees in the event any substituted share or shares in the capital of the Corporation is/are received by the Pledgor, whether as a result of a share issuance, subdivision, consolidation, conversion, reclassification, stock dividend, re-organization, amalgamation or otherwise, the Pledgor shall stand possessed of the same in trust for the Pledgees and shall forthwith deliver to the Pledgees the certificate or certificates representing such share or shares whereupon the Pledgees shall hold and deal with such share or shares and the certificate or certificates evidencing the same as part of the Collateral.

SECTION 10

GENERAL CONTRACT PROVISIONS

10.01 The term “the Pledged Shares” as used herein shall include any substituted shares in the capital of the Corporation that are received or acquired directly or indirectly by or on behalf of the Pledgor, whether as a result of a transfer, sale, share issuance, subdivision, consolidation, conversion, reclassification, stock dividend, re-organization, amalgamation or otherwise.

10.02 The Pledgor hereby acknowledges receipt of a duplicate copy of this Agreement.

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10.03 The parties hereto shall sign and deliver such further and other papers, cause such meetings to be held, resolutions passed and by-laws enacted, exercise their vote and influence, do and perform and cause to be done and performed such further and other acts and things as may be necessary or desirable in order to give effect to this Agreement and every part thereof. 10.04 All notices, requests, demands or other communications by the terms hereof required or permitted to be given or made by one party to another shall be given in writing by registered mail, postage prepaid, addressed to such other party or delivered to such other party marked “urgent” as follows:

If to Pledgees:

Daniel Rubin

448 Autumn Hill Blvd.

Thornhill, Ontario L4J 9B8

Email: dan@buddingequity.com

Robert Klein

229 Strathallan Wood Blvd.
Toronto, Ontario M5N 1T5

Email: rob@buddingequity.com

Michael Lickver

8 Parkwood Avenue

Toronto, Ontario M4V 2W8
Email: mike.lickver@gmail.com

909663 Ontario Limited
229 Strathallan Wood Blvd.
Toronto, Ontario M5N 1T5
Email: rob@buddingequity.com

If to Pledgor:

International Star, Inc.

Attention: Nochum Greenberg, Interim CEO

8 The Green

Suite 13940

Dover, DE 19901

With a copy to:

Zvi Raskin, Esq.

c/o Raskin Legal

10 Keri Lane

Spring Valley, New York 10977

Email: zr@raskinlegal.com

or such other address or addresses as the party to whom such notice, document or other communication is given may have designated by notice so given to any party hereto. Any notice, document or other communication, if mailed, shall be deemed to have been given on the fourth (4th) business day following the postmarked date thereof and if delivered, on the day of delivery, if a business day, or if not a business day, on the business day next following the date of delivery.

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10.05 This Agreement, the Promissory Note, and the terms hereof and thereof, shall constitute the entire agreement between the parties hereto with respect to all of the matters herein and its execution has not been induced by, nor do any of the parties hereto rely upon or regard as material any representations or writings whatsoever not incorporated herein and made a part hereof. This Agreement shall not be amended, altered or qualified except by a memorandum in writing signed by all the parties hereto and any amendment, alteration or qualification hereof shall be null and void and shall not be binding upon any party who has not given his consent as aforesaid.

10.06 All words and personal pronouns relating thereto shall be read and construed as the number and gender of the party or parties referred to in each case require, and the verb agreeing therewith shall be construed as agreeing with the required word and pronoun.

10.07 All headings and titles in this Agreement are for reference only and are not to be used in the interpretation of the terms hereof.

10.08 This Agreement shall enure to the benefit of and be binding upon the parties hereto, their respective heirs, legal personal representatives, successors and assigns.

10.09 Governing Law. This Agreement and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement and the transactions contemplated hereby shall be governed by, and construed in accordance with, the laws of the Province of Ontario and the federal laws of Canada applicable therein, without regard to its conflict of laws principles.

10.10 Counterparts. This Agreement and any amendments, waivers, consents or supplements hereto may be executed in counterparts, each of which shall constitute an original, but all taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page to this agreement in electronic format shall be effective as delivery of a manually executed counterpart of this agreement.

[BALANCE OF PAGE INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF the parties hereto have duly executed this Agreement as of the date first written above.

PLEDGOR:			PLEDGEES:

INTERNATIONAL STAR INC.

Per:	/s/ Nochum Greenberg		/s/ Daniel Rubin
	Name: Nochum Greenberg		DANIEL RUBIN
Title: Chief Executive Officer
/s/Robert Klein
I have authority to bind the corporation			ROBERT KLEIN

/s/Michael Lickver
MICHAEL LICKVER

909663 ONTARIO LIMITED

		Per:	/s/ Robert Klein
Name: Robert Klein
Title: President

I have authority to bind the corporation

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SCHEDULE “A”

PROMISSORY NOTE

(Please see attached)

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